Exhibit 99.1

ABIOMED BELIEVES CLASS ACTION LAWSUIT IS WITHOUT MERIT AND INTENDS TO DEFEND VIGOROUSLY

DANVERS, Mass. — November 16, 2012 — Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart support technologies, today announced that a purported class action complaint was filed on November 16, 2012 in the United States District Court for the District of Massachusetts by Karse Simon and Arlene Simon, on behalf of themselves and persons or entities that purchased or acquired Abiomed’s securities between August 5, 2011 and October 31, 2012, against Abiomed, Michael R. Minogue, Abiomed’s Chairman, President and Chief Executive Officer and Robert L. Bowen, Abiomed’s Chief Financial Officer.

The complaint claims that Abiomed and Messrs. Minogue and Bowen violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder in connection with alleged disclosures related to the Food and Drug Administration and the marketing and labeling of Abiomed’s Impella 2.5 product. The plaintiffs seek a jury trial.

Abiomed has reviewed the complaint and believes that the allegations are without merit. Abiomed plans to vigorously defend itself against the allegations. Abiomed’s policy is not to discuss pending litigation.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support. Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including statements regarding the Company’s intent to purchase shares of common stock and the Company’s future outlook. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, including anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the most recently filed Annual Report on Form 10-K and quarterly report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

For further information please contact:

Susie Lisa, CFA

Senior Director, Investor Relations and Corporate Development

978-646-1590

slisa@abiomed.com

Aimee Genzler

Corporate Communications Manager

978-646-1553

ir@abiomed.com